Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-184382

Supplementing the Preliminary

Prospectus Supplement dated January 29, 2013

(to Prospectus dated October 11, 2012)

AIR LEASE CORPORATION

Pricing Term Sheet

Date: January 29, 2013

Issuer:	Air Lease Corporation
Security description:	4.750% Senior Notes due 2020
Size:	$400,000,000
Gross proceeds:	$400,000,000
Maturity:	March 1, 2020
Coupon:	4.750%
Issue price:	100.000% of face amount
Yield to maturity:	4.750%
Spread to Benchmark Treasury:	338 basis points
Benchmark Treasury:	T. 1.125% due December 31, 2019
Interest Payment Dates:	March 1 and September 1, commencing September 1, 2013
Equity clawback:	Up to 40% at 104.750% prior to March 1, 2016
Optional redemption:	Non-callable for life
Make-whole call @ T+50bps
Change of control:	Putable at 101% of principal plus accrued and unpaid interest
Trade date:	January 29, 2013
Settlement:	T+5; February 5, 2013
CUSIP:	00912XAJ3
ISIN:	US00912XAJ37
Denominations/Multiple:	$2,000 x $1,000
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc. J.P. Morgan Securities LLC
BMO Capital Markets Corp. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC RBC Capital Markets, LLC RBS Securities Inc. Wells Fargo Securities, LLC

The issuer has filed a registration statement including a prospectus and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by emailing BofA Merrill Lynch at: dg.prospectus_requests@baml.com or calling toll-free 1-800-294-1322.

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